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                                                                    EXHIBIT 23.1



             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS



The Board of Directors
CKS Group, Inc.:


           We consent to incorporation herein by reference of our report dated December 15, 1997, relating to the consolidated balance sheets of CKS Group, Inc. and subsidiaries as of November 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended November 30, 1997, which report appears in the Form 10-K of CKS Group, Inc. for the fiscal year ended November 30, 1997. We also consent to the references to our firm under the heading "Experts" in the Prospectus.



                                            /s/ KPMG PEAT MARWICK LLP



Mountain View, California
April 15, 1998